Exhibit 4.16
THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR WARRANTS IN DEFINITIVE FORM, THIS WARRANT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. THE DEPOSITORY TRUST COMPANY (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK) SHALL ACT AS THE DEPOSITORY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TOUSA, INC.
STOCK PURCHASE WARRANT

Date of Issuance: July 31, 2007	Certificate No. W-000001
     FOR VALUE RECEIVED, TOUSA, Inc., a Delaware corporation (the “Company”), hereby grants to Cede & Co. or its registered assigns (the “Holder”) the right to purchase from the Company, subject to Section 15 hereof, the Calculated Amount of shares of the Company’s Common Stock (the “Warrant Shares”) at a price per share equal to the Exercise Price (as adjusted from time to time in accordance herewith). Certain capitalized terms used herein are defined in Section 5 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.
1. Exercise of Warrant.
     1.1 Exercise Period. The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time after the date on which the Exercise Price is established to and including July 31, 2012 (the “Exercise Period”).
     1.2 Exercise. The Warrant may be exercised in full by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and surrender of the original Warrant within four (4) days of exercise to the Company at its principal office. The method of payment of the Exercise Price shall be chosen by the Company pursuant to Section 1.4 hereof.
          (a) This Warrant shall be deemed to have been exercised and such certificate or certificates representing the Warrant Shares to be issued in connection with such exercise shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become the Holder of record of such Warrant Shares for all purposes, as of the date the Warrant has been exercised in accordance with the terms hereof, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be physically delivered to the Holder. No deduction shall be made from the amount paid by the Holder for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith
          (b) The Company shall pay all documentary stamp taxes attributable to the issuance of Warrant Shares underlying this Warrant upon the exercise as provided herein; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificate for Warrant Shares underlying this Warrant in a name other that of the Holder. The Holder is responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving shares of Common Stock underlying this Warrant upon exercise hereof.
     1.3 Partial Exercise. The Warrant may be exercised in part (but not for a fractional share) by delivery of an original or facsimile copy of the Subscription Form duly executed by such Holder and surrender of this Warrant in the manner and at the place provided in subsection 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole Warrant Shares designated by the Holder in the Subscription Form by (b) the Exercise Price then in effect as selected by such Holder. On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or on the order of the Holder hereof a new Warrant of like tenor representing the unexercised Calculated Amount with an appropriate allocation of the two different Exercise Prices, if applicable, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of Warrant Shares for which such Warrant may still be exercised. Upon partial exercise, the Holder shall specify the Calculated Amount being exercised and the associated Exercise Price as set forth in the Subscription Form.
     1.4 Delivery of Stock Certificates and/or Cash, etc. on Exercise. The Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as provided herein. As soon as practicable after the exercise of the Warrant in full or in part, and in any event within ten (10) Business Days thereafter, the Company will at its option (i) deliver cash equal to the Sale Price of the Common Stock to be delivered less the Exercise Price; (ii) pay such amount in Common Stock rather than cash; (iii) deliver shares of Common Stock upon receiving the Exercise Price per share therefor (which may be paid in cash, wire transfer of immediately available funds or by certified or official bank check payable to the order of the Company); or (iv) any combination of the foregoing. Each certificate shall have the legend contained on the first page of this Warrant, if appropriate.
     2. Adjustment of Exercise Price and Number of Warrant Shares. The Exercise Price in effect and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as provided in this Section 2.
          (a) If after the Issue Date, the Company: (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; and (3) combines its outstanding shares of Common Stock into a smaller number of shares, then the Exercise Price in effect immediately prior to such action shall be adjusted to the number obtained by multiplying the Exercise Price by a fraction, the numerator which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator which shall be the number of shares of Common Stock outstanding immediately following such action.
          (b) If the Company issues any shares of its Common Stock at a price below the Exercise Price, the Exercise Price shall be adjusted as follows:

X	=	Number of shares of Common Stock (i) outstanding immediately prior to the issuance, and (ii) then issuable upon exercise of any of the Company’s outstanding securities including, options, warrants and shares of Series A Preferred Stock
YA	=	Exercise Price immediately prior to the announcement of the issuance
ZB	=	$ amount of capital raised in new financing
YB	=	New financing price per share (which shall be the price to the public in an underwritten offering)
YAB	=	New Exercise Price
YAB	=	YA ( (X + ZB/YA ) / (X + ZB/YB) )
          (c) If the Company issues Common Stock below the Market Price (in excess of a 6% discount from Market Price), the Exercise Price shall be adjusted as follows: by multiplying the existing Exercise Price by 1.00 – (A * B).
     Where A = the percentage difference between the share price before the announcement of the below Market Price offering and the pro forma share price after the offering (with the percentage difference calculated off of the share price before announcement), where the pro forma share price after the offering shall be calculated by adding the amount of money raised in the financing (amount raised shall be gross proceeds, defined as total proceeds inclusive of gross spread and other underwriting fees and expenses) to the pre-financing equity market capitalization of the Company and dividing such number by all of the primary shares outstanding after the offering.
          (d) Where B = the difference between (a) the Total Discount minus (b) 6%, which difference shall be divided by the Total Discount. The Total Discount shall equal one minus the quotient of (x) the price of new shares issued divided by (y) the share price before the announcement of the below market price offering. If the Company pays a dividend to holders of its Common Stock (other than in shares of Common Stock or rights to purchase Common Stock), the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the close of business on the record date for such dividend by a fraction of which (A) the numerator which shall be (1) the Sale Price per share of Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex-dividend date for such dividend less (2) the Fair Market Value of such dividend per share, and (B) the denominator which shall be the Sale Price per share of Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex-dividend date for such distribution.
          (e) The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment, a Holder of a share of this Warrant upon conversion of such Warrant may receive shares of two or more classes of Capital Stock of the Company, the Exercise Price will thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock with respect to the Common Stock on terms comparable to those applicable to Common Stock described herein.

          (f) Only one adjustment shall be made with respect to any event causing an adjustment. If an adjustment is required by Section 2.1(b) and (c) hereof, only the adjustment resulting in the greatest decrease in the Exercise Price shall be made.
          (g) No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least $0.01 in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations relating to anti-dilution adjustments shall be made to the nearest cent.
          (h) No adjustment need be made for rights to purchase Common Stock except upon the exercise thereof. In addition, no adjustment need be made for a change in the par value or no par value of the Common Stock. No adjustment shall be made to the Exercise Price for the issuance of any Excluded Stock.
          (i) If the Company is a party to a transaction involving a sale of substantially all of the assets of the Company or a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the successor entity will be required to assume the obligations of the Company with respect to this Warrant. In addition, if the Company in connection with any such transaction makes a distribution to all holders of its Common Stock of any of its assets, or debt securities or any rights, warrants or options to purchase securities of the Company, then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a holder of a share of this Warrant that exercises this Warrant would, upon such conversion, be entitled to receive, in addition to the shares of Common Stock into which such Warrant is exercisable, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had exercised the Warrant immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.
          (j) Whenever the Exercise Price is adjusted in accordance with this Section 2, the Company shall: (1) forthwith compute the Exercise Price in accordance with this Section 2 and prepare and transmit to the Transfer Agent a certificate form an Officer setting forth the Exercise Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (2) as soon as practicable following the occurrence of an event that requires an adjustment to the Exercise Price pursuant to Section 2 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the holder of the Warrant of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Exercise Price was determined and setting forth the adjusted Exercise Price.
          (k) After an adjustment to the Exercise Price, any subsequent event requiring an adjustment will cause a subsequent adjustment to the Exercise Price as so adjusted.
          (l) In connection with the exercise of this Warrant, no fractions of shares of Common Stock shall be issued, but the Company shall, with respect to any fractional interest: (i) pay cash with respect to the Market Price of such fractional share; or (ii) round up to the next whole share of Common Stock.

3. Certificate as to Adjustments. In each case of any adjustment or readjustment in the Warrant Shares issuable on the exercise of the Warrants, the Company will cause an Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including the number of Warrant Shares to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will mail a copy of each such certificate to the Holder of the Warrant and to the Transfer Agent.
4. Reservation of Stock, etc. Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, a sufficient number of shares of Common Stock from time to time issuable on the exercise of the Warrant.
5. Definitions. As used herein, capitalized terms, in addition to the terms defined elsewhere herein and unless the context otherwise requires, have the following respective meanings:
          (a) “Base Price” means the 20-Trading Day average closing price of the Company’s common stock commencing 60 calendar days after July 31, 2007, which shall be used in the Black-Scholes option pricing model when valuing and calculating the number of Warrants.
          (b) “Business Day” shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.
          (c) “Calculated Amount” means the amount determined using the Black-Scholes option pricing model based on the terms hereafter to achieve a total value of $16.25 million on the Calculation Date (as defined below); provided, however, that (a) the number of Warrants issued if the Base Price (as defined below) is less than $4.25 shall be equal to the number of Warrants issued if the Base Price was $4.25 and (b) the number of Warrants issued if the Base Price is greater than $6.00 shall be equal to the number of Warrants issued if the Base Price was $6.00. A 50.0% volatility rate shall be used in the Black-Scholes option pricing model when valuing and calculating the number of Warrants. The Risk Free Rate will be measured at the 5 Year Treasury Yield on the last day of the 20 Trading Day period commencing 60 calendar days after the Issue Date.
          (d) “Calculation Date” means the 20th Trading Day that shall occur following the 60th calendar day after July 31, 2007.
          (e) “Capital Stock” means any and all shares or other equivalents (however designated) of capital stock, including all common stock and all preferred stock, in the case of a corporation, partnership interests or other equivalents (however designated) in the case of a partnership, membership interests or other equivalents (however designated) in the case of a limited liability company, or common shares of beneficial interest or other equivalents (however designated) in the case of a trust.

          (f) “Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          (g) “Common Stock” means (i) the Company’s common stock, $0.01 par value per share, and (ii) any other securities into which or for which any of the securities described in clause (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.
          (h) “Common Stock” means shares of the Common Stock, par value $0.01 per share of the Company.
          (i) “Exercise Price” means shall be as follows: (i) 50% of the number of warrants to be issued will have a strike price equal to the Base Price multiplied by 1.25; and (ii) 50% of the number of warrants to be issued will have a strike price equal to the Base Price multiplied by 1.50; provided, however that in each case the Base Price shall never be (x) lower than $4.25 or (y) higher than $6.00. Within 3 days of calculating the Exercise Price, the Company shall prepare and transmit to the Transfer Agent and the Holder a certificate signed by an Officer setting forth the Exercise Price and the method of calculation thereof in reasonable detail.
          (j) “Excluded Stock” means (A) shares of Common Stock, and options therefor, issued or granted from time to time to employees, directors and officers of and consultants to the Company pursuant to agreements, plans or arrangements approved by the Board of Directors; (B) shares of 8% Series A Convertible Pay-in-Kind Preferred Stock or Common Stock issued upon conversion of shares of the 8% Series A Convertible Pay-in-Kind Preferred Stock; (C) shares of Common Stock issued by the Company for which an adjustment has been made pursuant to Section 2; (D) shares of Common Stock issued upon exercise of warrants to purchase Common Stock pursuant to this Warrant; and (E) shares issued for the acquisition of property or securities of another entity.
          (k) “Fair Market Value” “Fair Market Value” means (i) with respect to cash, the actual cash amount and (ii) if the property is not cash, the determination of the “Fair Market Value” shall be made by the Company’s Board of Directors acting reasonably and in good faith and which shall be evidenced by a resolution of such Board of Directors.
          (l) “Market Price” means the average of the Sale Prices of the Common Stock for the five Trading Day period ending on (if the third Business Day prior to the date of exercise of the Warrant is a Trading Day or, if not, then on the last Trading Day prior to) the third Business Day prior to the date of exercise of the Warrant, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such Trading Days during such five Trading Day period and ending on such exercise date, of certain events that would result in an adjustment of the Exercise Price. If Sale Prices are not available, the determination of the “Market Price” shall be made by the Corporation’s Board of Directors acting reasonably and in good faith and will be evidenced by a resolution of such Board of Directors.

          (m) “Officer” means the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, or the Secretary of the Company.
          (n) “Sale Price” means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated.
          (o) “Securities Act” means the U.S. Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.
          (p) “Trading Day” means a day on which the Common Stock traded on the Company’s principal national securities exchange or quotation system or in the over-the-counter market was not suspended from trading on any national or regional securities exchange or association of over-the-counter market at the close of business on such day.
          (q) “Transfer Agent” means Compushare Investor Services LLC or such other person or entity designated by the Company as the transfer agent for the Common Stock.
6. Assignment; Exchange of Warrant. Subject to compliance with all applicable securities laws, this Warrant, and all rights hereunder are assignable or transferable upon the surrender for exchange of this Warrant with endorsement of the holder of this Warrant proposing to effect the assignment and the Holder of this Warrant may assign such Warrant (a “Transferor”) in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and, if the Warrant has not been registered under the Securities Act of 1933, as amended, and as reasonably requested by the Company together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with all applicable securities laws, the Company at its expense, but with payment by the Transferor of any applicable transfer taxes, will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each, a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.
7. Replacement of Warrant. If this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor, but only upon receipt of evidence of such loss, theft or destruction of such Warrant and indemnity, if requested, satisfactory to the Company and the Transfer Agent.
8. No Shareholder Rights. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company.

9. Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.
10. Representations and Covenants of Holder. The Holder represents and warrants that it is acquiring the Warrant and the Warrant Shares solely for its account for its own account and not with a view to or for sale or distribution of said Warrant or Warrant Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Warrant Shares the Holder is acquiring are being acquired for, and will be held for, the Holder’s account only.
11. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company to: TOUSA, Inc., 4000 Hollywood Blvd., Suite 500-N, Hollywood, Florida 33021, Attention: General Counsel, Telecopier No.: 954-364-4037.
12. Descriptive Headings. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only, do not constitute a part of this Warrant, and shall not limit or otherwise affect any of the terms hereof.
13. Governing Law; Dispute Resolution. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without regard to its conflicts of law principles. The Company and the Holder hereby agree that any dispute arising out of or relating to this Warrant, or any action for recognition or enforcement of any judgment, shall be adjudicated by any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof.
14. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing by the Company and the Holder. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
15. Conversion Limitation. A holder of this Warrant shall not have the right to exercise this Warrant, to the extent (but only to the extent) that after giving effect to such conversion, such holder would become the beneficial owner on its own or with members of a “group” ((as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended, or any successor provisions to either of the preceding), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act)) of that number of shares of Common Stock that would exceed or equal the greater of (i) 39.99% of the shares of Common Stock then outstanding immediately after giving effect to such conversion or (ii) the lowest number of shares of Common Stock that would constitute a Change of Control (as such term is defined in any agreement to which the Company is then a party including any of its credit facilities or indentures) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Except as set forth in the preceding sentence, for purposes of this Section 15, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For any reason at any time, upon the written or oral request of the holder, the Company shall within one Trading Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the holder or its Affiliates.
16. Amendment. The Company and the Holder agree that this Warrant may be amended by them upon mutual agreement, including, without limitation, to facilitate transfers of interests in this Warrant and the appointment of a warrant agent.
* * * * * * *

     IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

TOUSA, INC.
By:	/s/ Stephen M. Wagman
	Name:	Stephen M. Wagman
	Title:	Chief Financial Officer

Exhibit A
FORM OF SUBSCRIPTION
(to be signed only on exercise of Warrant)
TO: TOUSA, INC.
(1) Payment. (a) The undersigned, pursuant to the provisions set forth in the attached Warrant (No.                     ), hereby irrevocably elects to purchase                                 shares of Common Stock of TOUSA. Inc. (the “Company”) covered by such Warrant, and promises to tender payment of the full exercise price for such shares at the price provided for pursuant to clause (i) of the definition of the Exercise Price (a strike price equal to the Base Price multiplied by 1.25), and subject to the adjustment as provided in, such Warrant, together with all applicable transfer taxes, if any. The Company shall determine the method of payment of the Exercise Price pursuant to the attached Warrant.
(b) The undersigned, pursuant to the provisions set forth in the attached Warrant (No.                     ), hereby irrevocably elects to purchase                                 shares of Common Stock of TOUSA. Inc. (the “Company”) covered by such Warrant, and promises to tender payment of the full exercise price for such shares at the price provided for pursuant to clause (ii) of the definition of the Exercise Price (a strike price equal to the Base Price multiplied by 1.50), and subject to the adjustment as provided in, such Warrant, together with all applicable transfer taxes, if any. The Company shall determine the method of payment of the Exercise Price pursuant to the attached Warrant.

(2) The undersigned requests that the certificates for said shares of Common Stock be issued in the name of, and delivered to ________

whose address is

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

2

Exhibit B
FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)
     For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of TOUSA, INC. to which the within Warrant relates specified under the headings “Percentage Transferred”, “Number Transferred,” and “Exercise Price” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of TOUSA, INC. with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred	Exercise Price

Dated: ,

(Signature must conform to name of holder as
specified on the face of the warrant)

Signed in the presence of:

(Name)

ACCEPTED AND AGREED:
[TRANSFEREE]

(address)

(address)